Exhibit 99.1

Greenidge Generation’s 1-for-10 Reverse Stock Split Will Become Effective
The Company’s Class A common stock will begin trading on a split-adjusted basis on May 16, 2023

Fairfield, Conn. – May 15, 2023 – Greenidge Generation Holdings Inc. (NASDAQ: GREE) (“Greenidge” or the “Company”), a vertically integrated cryptocurrency datacenter and power generation company, today announced that its previously announced 1-for-10 reverse stock split (the “Reverse Stock Split”) of the Company’s Class A common stock, par value $0.0001 per share will become effective as of 12:01 a.m. Eastern Time on May 16, 2023. The Company’s Class A common stock will begin trading on a split-adjusted basis on The Nasdaq Global Select Market when the markets open on May 16, 2023 under the existing trading symbol “GREE” and new CUSIP number: 39531G 308.

The Reverse Stock Split affects all issued and outstanding shares of Class A common stock. As a result of the Reverse Stock Split, every 10 shares of the Company’s issued and outstanding Class A common stock will automatically combine into one share of issued and outstanding Class A common stock. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share of Class A common stock. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s outstanding Class A common stock, except for adjustments that may result from the treatment of fractional shares, as described above.

The terms of equity-based awards (including exercise price and number of shares issued thereunder) are being proportionately adjusted, in accordance with the terms of the applicable agreement.

About Greenidge Generation Holdings Inc.
Greenidge Generation Holdings Inc. (NASDAQ: GREE) is a vertically integrated cryptocurrency datacenter and power generation company.

For further information, please contact:

Investor Relations
investorrelations@greenidge.com

Media Inquiries
media@greenidge.com